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                                                                     Exhibit 4.2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement ("First Amendment") is made as of the 31st day of October, 2001 by and among Security Capital Group Incorporated ("Security Capital"), The First National Bank of Boston ("FNBB") and EquiServe Trust Company, N.A. ("EquiServe").

         WHEREAS, Security Capital and FNBB entered into that certain Rights Agreement dated as of April 21, 1997 (the "Rights Agreement") pursuant to which, among other things, FNBB agreed to act as rights agent (the "Rights Agent");

         WHEREAS, by letter dated October 8, 2001 FNBB provided notice to Security Capital of its intention to resign as rights agent in accordance with the provisions of Section 21 of the Rights Agreement;

         WHEREAS, Security Capital desires to appoint EquiServe to succeed FNBB as rights agent under the Rights Agreement and EquiServe has indicated it desire to accept such appointment as Rights Agent;

         WHEREAS, in accordance with Section 27 of the Rights Agreement, Security Capital, FNBB and EquiServe desire to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, Security Capital, FNBB and EquiServe agree as follows:

1. Except as otherwise set forth in this First Amendment, all capitalized terms used herein shall have the meaning set forth in the Rights Agreement.

2. Section 21 of the Rights Agreement ("Change in Rights Agent") is hereby amended by deleting in its entirety and replacing it with the following:

         21. Change in Rights Agent. The Rights Agent or any successor Rights
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         Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Corporation and to each transfer agent of the Class A Shares, Class B Shares and Participating Preferred Shares by registered or certified mail and to the holders of the Rights Certificates by first-class mail. The Corporation may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Class A Shares, Class B Shares and Participating Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Corporation shall appoint a successor to the Rights Agent. If the Corporation shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the

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         Corporation), then the registered holder of any Right Certificate may apply to any court or competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation, bank or trust company organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Class A Shares, Class B Shares and Participating Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3. Security Capital hereby appoints EquiServe to serve as Rights Agent under the Rights Agreement succeeding FNBB and EquiServe hereby accepts such appointment, with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent without further act or deed.

4. Section 3(c) is hereby amended by adding the following prior to the penultimate sentence thereof:

         Until such time that additional certificates representing the Class A Shares or Class B Shares are prepared, a legend substantially to the following effect shall also be impressed on, printed on, written on or otherwise affixed to the certificates therefore:

                   EquiServe Trust Company N.A. is the successor to The First National Bank of Boston as Rights Agent under the above-referenced Agreement.

         Following such time as additional certificates representing the Class A Shares or Class B Shares are prepared, a legend substantially to the following effect shall also be impressed on, printed on, written on or otherwise affixed to the certificates therefore:

                   This certificate also evidences and entitles the holder thereof to certain rights as set forth in the Rights Agreement between Security Capital Group Incorporated (the "Corporation") and EquiServe Trust Company, N.A., as successor to The First National Bank of Boston, dated as of April 21, 1997 and amended as of October 31, 2001 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, the Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing,

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                   without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, shall become null and void.

5. In accordance with Section 21 of the Rights Agreement, FNBB acknowledges that it has delivered and transferred to EquiServe any property held by it pursuant to the Rights Agreement and agrees that it will execute and deliver any further assurance, conveyance, act or deed necessary for this purpose.

6. FNBB and EquiServe each acknowledge that this First Amendment constitutes the notice by Security Capital required by Section 21 of the Rights Agreement of the appointment of EquiServe as the successor Rights Agent.

7. All references in the Rights Agreement (including the exhibits thereto) to The First National Bank of Boston shall be deemed to refer to EquiServe Trust Company, N.A. or EquiServe Trust Company, N.A., as successor to The First National Bank of Boston, as applicable.

8. The notice information for FNBB set forth in Section 26 of the Rights Agreement is replaced with the following:

         EquiServe Trust Company, N.A.
         150 Royall Street
         Canton, Massachusetts  02021
         Attention: Angela Dray

9. Security Capital and EquiServe each agree to make such other changes to the Rights Agreement as reasonably necessary to reflect the addition of EquiServe as successor Rights Agent.

10.      This First Amendment shall be effective as of October 31, 2001

11. Except as amended hereby, the Rights Agreement and all exhibits thereto shall remain in full force and effect.

12. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

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IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 31st day of October, 2001.

                                             SECURITY CAPITAL GROUP INCORPORATED



                                             By:  ______________________________
                                                       Name:
                                                       Title:

                                             THE FIRST NATIONAL BANK OF BOSTON



                                             By:  ______________________________
                                                       Name:
                                                       Title:

                                             EQUISERVE TRUST COMPANY, N.A.



                                             By:  ______________________________
                                                       Name:
                                                       Title:

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